             RESTATED CERTIFICATE OF INCORPORATION

                               OF

                 INTEK DIVERSIFIED CORPORATION


                       *   *   *   *   *

     The present name of the corporation is Intek Diversified Corporation. The corporation was incorporated under the name Intek Diversified Corporation by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 24, 1988. This Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

     1.   NAME.  The name of the Corporation is Intek Global
Corporation.

     2. REGISTERED OFFICE AND AGENT. The registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. PURPOSES. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General
Corporation Law of the State of Delaware.

     4.   CAPITAL STOCK.

          A. The total number of shares of all classes of stock which the corporation shall be authorized to issue is 61,000,000 shares, divided into 60,000,000 shares of Common Stock, par value $.01 per share (herein called "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.001 per share (herein called "Preferred Stock").

          B. The Board of Directors of the corporation (the "Board of Directors") is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of

Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

          C. Except as may otherwise be provided in this Restated Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section B of this Article 4) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

          D. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          E. Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

     5. EXISTENCE. The Corporation is to have perpetual existence.

     6. COMPROMISE OR AGREEMENT. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or shareholders or class of shareholders of this Corporation, as the case may be, and also on this Corporation.

     7. POWERS OF BOARD OF DIRECTORS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

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

     8. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

     9. ACTION BY CONSENT OF STOCKHOLDERS. Any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, by written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     10. LIABILITY OF DIRECTORS. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended and supplemented.

     IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this 18th day of February, 1998.




                                By: /s/ Robert J. Shiver
                                    -----------------------------------
                                      Name: Robert J. Shiver
                                      Office: Chairman and
                                               Chief Executive Officer

                     INTEK GLOBAL CORPORATION

               Certificate of Designations, Powers,
                  Preferences and Rights of the
                       Series A Convertible
                 Preferred Stock, $.001 par value

                           ___________

                  Pursuant to Section 151 of the
         General Corporation Law of the State of Delaware

                           ___________

     INTEK GLOBAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), the restated certificate of incorporation of which was filed in the office of the Secretary of State of Delaware on February 18, 1998, does, by its Chairman and Chief Executive Officer, the undersigned, hereby certify that the following resolution has been duly adopted by the Board of Directors of the Corporation:

          Resolved, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, there hereby is created, out of the 1,000,000 shares of Preferred Stock of the Corporation authorized in Article 4 of its Certificate of Incorporation (the "Preferred Stock"), a series of 12,408 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock).

     A.   DESIGNATION; NUMBER OF SHARES; STATED VALUE.

     The designation of said series of the Preferred Stock shall be Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 12,408. The liquidation value of the Series A Preferred Stock shall be $1,000.00 per share (the "Original Issue Price"). The shares of Series A Preferred Stock shall be issued as full shares and shall have a par value of $.001 per share.

     B.   SENIOR RIGHT TO DIVIDENDS.  The holders of Series A
Preferred Stock shall be entitled to a cumulative annual dividend.
Dividends shall accrue annually on the first business day of October of each year. Dividends shall accrue at the rate of eleven and one half (11 1/2%) percent of the Original Issue Price of $1,000.00 per share (that is, $115.00 per share per annum) and shall be cumulative. Subject to any limitations under the General Corporation Law of the State of Delaware ("GCL") and except as otherwise provided in Sections C and D below, dividend payments will be due upon the conversion or redemption of the Series A Preferred Stock or such earlier date as shall be declared by the Corporations Board of Directors. As used herein, the first "Dividend Year" shall be the period beginning on the date of original issuance of the particular shares of Series A Preferred Stock and ending on September 30, 1998, and the successive Dividend Years shall be the successive periods beginning October 1 and ending on September 30 of the next calendar year. Dividends may be paid in any year to holders of any "Junior Stock," subject to all of the preferential rights of the holders of any other Preferred Stock then outstanding, and only after the Corporation shall have paid or provided for the payment of dividends on all Series A Preferred Stock, including any amounts that may have been accrued but not declared or not paid for each Dividend Year from the date of issuance to and including the Dividend Year in question. The term "Junior Stock" shall mean shares of Common Stock of the Corporation (the "Common Stock") and each series of Preferred Stock ranking junior to the Series A Preferred Stock as to dividends or distribution of assets on liquidation, dissolution or winding up. Holders of Series A Preferred Stock shall not be entitled to any cash or other dividend other than as provided in this Section B.

     C. SENIOR RIGHTS IN DISSOLUTION AND DISTRIBUTION OF ASSETS. Upon liquidation, dissolution, or winding up of the Corporation, holders of Series A Preferred Stock shall be entitled to receive, on a pro rata basis, prior to any distribution to holders of any Junior Stock, a liquidation preference of $1,000.00 per share plus all dividends accrued but unpaid to the date such payment is made available to such holders of Series A Preferred Stock. Holders of Series A Preferred Stock shall not be entitled to any further payment as dividends in liquidation or otherwise. After payment to the holders of the Series A Preferred Stock, the holders of shares of Common Stock, subject to all of the preferential rights of the holders of the Preferred Stock, shall be entitled to receive, ratably, all remaining assets of the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section C.

     D. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          1.  RIGHT TO CONVERT.

          (a) Each record holder of Series A Preferred Stock shall be entitled to convert the shares of Series A Preferred Stock held by such holder, at such holder's option, at any time the Market Price (defined below) of Common Stock equals or exceeds $6.00 for 20 consecutive trading days and in the manner specified in Section D (2) below, into that number of fully-paid and non-assessable shares of Common Stock determined as follows: Each share of Series A Preferred Stock so surrendered for conversion shall be converted into that number of shares of Common Stock derived by dividing
     (a) the Original Issue Price by (b) the "Conversion Rate". As used herein, the "Conversion Rate" shall be the average "Market Price" (defined below) of the Corporation's Common Stock for the twenty (20) consecutive trading days ending the day before the "Conversion Date" (as defined below); provided, however, that the minimum Conversion Rate shall be $6.00. Following any such conversion, the Corporation shall, as soon as reasonably practicable thereafter, make provisions for payment of any dividends accrued but unpaid, through the Conversion Date, on any shares of Series A Preferred Stock so surrendered, provided that such payment may be made, at the Corporation's sole election, in a number of shares of the Corporation's Common Stock determined in accordance with the provisions of this Section D(1).

          (b) "Market Price", when used with reference to shares of Common Stock or other securities on any date, shall mean the closing price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period shall mean the average of the daily closing prices per share of Common Stock or such other securities for such period. If the Common Stock or such other securities are listed or admitted to trading on a national securities exchange, the closing price shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading or, if the Common Stock or such other securities are not so listed on any national securities exchange, as reported in the transaction reporting system applicable to securities designated as a "national market system security" or "small cap market security" on NASDAQ. If the Common Stock or such other securities are not publicly held or so listed or designated, "Market Price" shall mean the fair market value per share of Common Stock or of such other securities as determined in good faith by the Board of Directors based on an opinion of an independent investment banking firm with an established national reputation with respect to the valuation of securities.

          2.  Mechanics of Conversion.

          (a) In order to convert Series A Preferred Stock into shares of Common Stock, the holder shall (i) fax or otherwise deliver a copy of the fully executed notice of conversion in the form attached to the Preferred Stock Purchase Agreement between the Corporation and the initial registered holder of the Series A Preferred Stock ("Notice of Conversion") to the Corporation at the office of the Corporation and of its designated Transfer Agent for the Common Stock that the holder elects to convert the same, which notice shall specify the number of shares of Series A Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion
     (the "Conversion Date") and (ii) surrender the original certificates representing the shares of Series A Preferred
     Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion (together with the Preferred Stock Certificates, the "Conversion Documents") no later than Midnight, New York City time the next business day, to a common courier for either overnight or 2-day delivery to the office of the Corporation or the Transfer Agent for the Common Stock. The Corporation shall issue and deliver within three (3) business days after delivery to the Corporation of the facsimile copies of such Notice of Conversion and such Preferred Stock Certificates to such holder at the address of the holder on the books of the Corporation (or such other address as may be specified by such holder), a certificate or certificates for the number of shares of Common Stock issuable upon such conversion; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock unless either the original Preferred Stock Certificates have been received by the Corporation or its Transfer Agent, or the holder notifies the Corporation or its Transfer Agent, or the holder delivers to the Corporation an affidavit and indemnification to the effect that such certificates have been lost, stolen or destroyed.

          (b) The registered holder of Series A Preferred Stock may convert a portion of such shares. In the event of a partial conversion, the Corporation shall issue to the registered holder a new certificate representing the shares of Series A Preferred Stock which were not converted.

          3. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          4. Mandatory Conversion. At the Corporation's sole option, if the Market Price of Common Stock equals or exceeds $9.00 for 20 consecutive trading days, the Corporation may call each share of Series A Preferred Stock outstanding for conversion into Common Stock on such date at the Conversion Rate then in effect as provided in Section D(1) above.

          5. Corporate Change. The Conversion Rate shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Board of Directors, any stock dividend, stock split or share combination of the Common Stock or any distribution of a material portion of the Corporation's assets to the holders of Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which the Corporation is the surviving entity or in which all or substantially all of the consideration received by the holders of the Corporation's capital stock upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series A Preferred Stock shall be assumed by the acquiring entity and thereafter this Series A Preferred Stock shall be convertible into such class and type of securities as the holder would have received had the holder converted this Series A Preferred Stock immediately prior to such Corporate Change.

     E.   REDEMPTION.

          1.  REDEMPTION.

               (a) The Corporation may at any time or from time to time redeem Series A Preferred Stock in amounts of not less than 1,000 shares for $1,065 per share, plus accrued and unpaid dividends (the "Optional Redemption Price").

               (b) Subject to the GCL, the Corporation shall be bound to redeem all the Series A Preferred Stock in issue on June 30, 2003, for the Original Issue Price plus accrued and unpaid dividends (the "Mandatory Redemption Price").

          2. MECHANICS OF REDEMPTION. The following procedures shall apply to all redemptions of Series A Preferred Stock under Section E(1):

               (a)  The Corporation shall send a notice of
          redemption (the "Redemption Notice") to each holder of record of shares to be redeemed by facsimile, with the original to follow by 2-day courier addressed to the holder at such holder's address appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice, or if there is no such address, at the principal executive offices of the Corporation. The Redemption Notice shall include the date of redemption (the "Redemption Date"), the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, the number of shares of Series A Preferred Stock to be redeemed, and the place at which the shareholders may obtain payment of the Redemption Price upon surrender of their share certificates.

               (b)  If funds are legally available for such
          redemption on the date fixed in the Redemption Notice, then, whether or not the share certificates are surrendered for payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, the shares redeemed shall no longer be outstanding and the holders thereof shall cease to be shareholders of the Corporation with respect to the shares redeemed on and after the date fixed for redemption and shall be entitled only to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, without interest upon surrender of the share certificate. If less than all of the shares represented by one certificate are to be redeemed, the Corporation shall issue a new share certificate for the shares not redeemed.

               (c) On the Redemption Date the Corporation shall be entitled and (upon delivery to the Corporation of the relevant share certificate) bound to redeem the shares of Series A Preferred Stock the subject of the notice, and shall on the Redemption Date pay to the holder thereof the amounts paid up or credited as paid up on such shares together with a sum equal to all arrears and accruals (if any) of the preferential dividend thereon irrespective of whether or not such dividend has been declared or earned or become due and payable, to be calculated down to and including the Redemption Date. Following such Redemption Date, the preferential dividend on any Series A Preferred Stock to be redeemed shall cease to accrue, except in relation to any such shares in respect of which payment of the redemption monies is not made (for whatever reason) on the Redemption Date, in which case the preferential dividend shall continue to accrue down to and including the actual date of payment in full of such Optional Redemption Price or Mandatory Redemption Price, as the case may be.

               (d) Certificates for shares of Series A Preferred Stock shall be deemed to have been canceled to the extent appropriate on the date on which payment is full is made of the redemption monies in respect of the shares to which the certificate relates. Following any redemption of part only of the shares of Series A Preferred Stock in issue, certificates (if any) which then relate to Series A Preferred Stock which have not been redeemed shall be delivered up to the Corporation and, subject only to such delivery up, the Corporation shall issue without payment new definitive certificates in respect of these shares of Series A Preferred Shares which have not been redeemed.

               (e) If on the Redemption Date the Corporation is prohibited by law from redeeming all of the Series A Preferred Stock then required to be redeemed, it shall on such date redeem such number of the same as it may then lawfully redeem and shall redeem the balance as soon thereafter as it is not so prohibited. If the Corporation fails to make any partial redemption of the Series A Preferred Stock on any Redemption Date, then any subsequent redemptions of Series A Preferred Stock shall be deemed to be of those shares of Series A Preferred
          Stock which first became due for redemption. In addition, in the event the Corporation is prohibited by law from redeeming, or otherwise unable to redeem, any of the Series A Preferred Stock then required to be redeemed on the Redemption Date the holder shall, in addition to the rights set forth in Section D above, have the option of converting the shares of Series A Preferred Stock not redeemed into shares of the Corporation's Common Stock. Each share of Series A Preferred Stock so surrendered for conversion shall be converted into that number of shares of Common Stock determined by dividing the original Issue Price by the average market price of the Corporation's Common Stock for the 20 consecutive trading days beginning on the Redemption Date.

               (f) All references to payment in this Article E.2. are exclusive of any associated tax credit.

     F. VOTING RIGHTS. Except as otherwise provided by the GCL, the holders of the Series A Preferred Stock shall have no voting power whatsoever, and no holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

     To the extent that under the GCL the vote of the holders of the Series A Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock shall constitute the approval of such action by the class. To the extent that under the GCL the holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation's Bylaws and applicable statutes.

     G. PROTECTIVE PROVISIONS. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by voting or written consent, as provided by Delaware law) of the holders of at least 90% of the then outstanding shares of Series A Preferred Stock:

          1. alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock;

          2. create any new class or series of stock having a preference over the Series A Preferred Stock with respect to any dividends or distributions under any circumstances; or

          3. do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     H. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section D hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

     I. PREFERENCE RIGHTS. Subject to Section G above, the Board of Directors shall not otherwise be prevented from issuing one or more series of Preferred Stock with such preferences as may be determined by the Board of Directors, in its discretion.


     IN WITNESS WHEREOF, Intek Global Corporation has caused this
Certificate to be duly executed this 14th day of April, 1998.


                              INTEK GLOBAL CORPORATION


                              By: /s/ Robert J. Shiver
                                  -----------------------------------
                                    Robert J. Shiver
                                    Chairman, Chief Executive Officer